Exhibit 99.(h)(2)

Fee Waiver Agreement

EULAV Asset Management (the “Adviser”) and EULAV Securities LLC (the “Distributor”) each agree to extend the following fee waivers:

Value Line Aggressive Income Trust: The Adviser waives .20% of the advisory fee and the Distributor waives .10% of the Rule 12b-l fee for the period June 1, 2011– May 31, 2012.

Value Line New York Tax Exempt Trust: The Adviser waives .225% of the advisory fee and the Distributor waives .25% of the Rule 12b-l fee, for the period June 1, 2011– May 31, 2012;

Value Line Tax Exempt Fund, Inc.: The Distributor waives .25% of the Rule 12b-l fee for the period July 1, 2011– June 30, 2012;

Dated this 10th day of March, 2011

On behalf of the Distributor and the Adviser,

/s/ Mitchell Appel
Mitchell Appel, President
EULAV Asset Management
EULAV Securities LLC.

Received:

/s/ Emily Washington
Emily Washington, Treasurer
Value Line Mutual Funds